Novastar Resources Elects Dr. J. Sam Armijo to Position of Chairman of Technical Advisory Board

Washington D.C. (06/23/06) -- Novastar Resources Ltd. (OTCBB: NVAS) has today announced that Dr. Joseph Sam Armijo (Dr. Armijo) has been appointed as Chairman of the Company’s newly formed Technical Advisory Board. The Technical Advisory Board will consist of an accomplished group of nuclear fuel engineers to assist the Company in the successful development and deployment of its nuclear fuel designs.

Seth Grae President of Novastar commented, “We are very pleased to have attracted as talented an individual as Dr. Sam Armijo. His great successes at General Electric have established him as a global figure in nuclear fuel development and deployment.”

Dr. Armijo holds a Ph.D. in Materials Science from Stanford University and is currently active as a consultant to electric utilities with major investments in commercial nuclear power, as an Adjunct Professor of Materials Science and Engineering at the University of Nevada, Reno, and as a member of the United States Nuclear Regulatory Commissions’ Advisory Committee on Reactor Safeguards.

 Dr. Armijo is an internationally recognized technical expert in nuclear fuels, nuclear reactor materials, water chemistry, and advanced nuclear power system designs. He has directed major design and development projects for industry and government, and has commercialized innovative nuclear products and services. He has published numerous technical papers on advanced nuclear power systems, materials technology and coolant technology and holds fourteen U.S. and foreign patents including the Zirconium Barrier nuclear fuel design. This innovative design dramatically improved fuel reliability and performance and has been used in Boiling Water Reactors worldwide for over twenty years.

As General Manager of GE’s Nuclear Fuels business he restructured and re-located the business to Wilmington, North Carolina, opened new markets in Europe, resolved complex product performance issues, formed joint ventures in Europe and Asia, introduced new technologies and products, and grew annual sales with record operating margins and net income.

Dr. Armijo has also served as General Manager of GE Nuclear Energy’s Technical Services business providing engineering and licensing services to operating Boiling Water Reactors worldwide, and as General Manager of GE Aerospace’s Space Power business supplying advanced nuclear power sources for civil and defense applications. In the latter role he led the design and development of the SP-100 space nuclear reactor for NASA, DOE, and the Strategic Defense Initiative Organization., and managed the design and fabrication of the radioisotope thermoelectric generators that provided highly reliable electric power for NASA’s successful Galileo and Ulysses space missions.

Dr. Armijo has served as a senior advisor to TVA’s Browns Ferry Nuclear Safety Review Board and as a senior advisor to the University of Chicago’s Review Committee for the Argonne National Laboratory Reactor Analysis and Safety Division. In recognition for his engineering and scientific achievements he was elected a Fellow of the American Nuclear Society, and has received: the Steinmetz Award, GE’s highest award for engineering and technology, the Industrial Research 100 Award for the invention and commercialization of Zirconium barrier fuel and the W.J. Kroll Zirconium Medal.

On February 14, 2006 Novastar Resources signed a definitive merger agreement with Thorium Power, Inc. to combine the two companies. Shareholders of Thorium Power, Inc. recently approved the merger with Novastar Resources. The name of the Company will change to Thorium Power Ltd. and a new trading symbol will be requested.

About Novastar Resources

Novastar Resources is a publicly traded company within the commercial mining sector and is a commercial mining firm engaged in the exploration of thorium, a naturally occurring metal that can be used to provide nuclear energy, with non-proliferation, waste and economic advantages, in comparison to standard uranium fuels. Novastar Resources’ stock is traded and quoted on the OTC Bulletin Board under the symbol “NVAS.OB”. Further information is available on Novastar Resources' website at http://www.novastarresources.com.

About Thorium Power

Thorium Power was founded in 1992 to develop technology invented by Dr. Alvin Radkowsky, the first chief scientist of the U.S. Naval Reactors program under Admiral H.G. Rickover from 1950-1972 and head of the design team of the first commercial nuclear power plant in Shippingport, Pennsylvania. Thorium Power was formed to develop and deploy nuclear fuel designs developed by Dr. Radkowsky to stop the production of weapons suitable plutonium and eliminate existing plutonium stockpiles. Thorium Power has been collaborating with nuclear scientists and engineers at Russia's prestigious Kurchatov Institute since 1994. For more information, please visit http://www.thoriumpower.com.

DISCLAIMER

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, statements regarding benefits of the proposed merger and other forward-looking terminology such as “may”, “expects”, “believes”, “anticipates”, “intends”, “expects”, “projects” or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks, as well as other risks associated with the merger, will be more fully discussed in any joint proxy statement or prospectus or other relevant document filed with the Securities and Exchange Commission in connection with the proposed merger. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.

Contact:
Novastar Resources Ltd.
Mr. Seth Shaw, Director of Strategic Planning
(917) 796-9926
http://www.novastarresources.com

Source: Novastar Resources Ltd.